EXHIBIT 10.2
[TJX Letterhead]
Mr. Arnold Barron
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
     Re: Modification of Employment Agreement
Dear Mr. Barron:
     Reference is made to the Employment Agreement dated as of April 5, 2005 (as subsequently amended and in effect on the date hereof, the “Agreement”) between you and The TJX Companies, Inc. (the “Company”). The Company proposes to amend the Agreement, as so modified, as follows:
     (i) amending the second sentence of Section 1 thereof to read as follows: “Executive’s employment shall continue on the terms provided herein until January 31, 2009 (the “End Date”), subject to earlier termination as provided herein (such period of employment hereinafter called the “Employment Period”), it being understood that nothing in this Agreement shall be construed as entitling Executive to continuation of his employment beyond the End Date and that any such continuation shall be subject to the agreement of the parties .”; and
     (ii) adding a new Section 3(h) thereof to read in its entirety: “(h) Certain Awards. For the avoidance of doubt, and not in limitation of the Company’s general discretion with respect to awards, nothing in this Section 3 or otherwise in this Agreement shall be construed as entitling Executive to participate in any LRPIP or other cash-based or equity-based performance award for which the applicable performance period would extend beyond the End Date (any such award, a “long-term performance award”) or as entitling Executive to any other award or payment in substitution for any long-term performance award. For the avoidance of doubt, the term “long-term performance award” as used in the immediately preceding sentence shall not be construed to include any stock option award which may be granted to Executive at levels commensurate with his position and responsibilities as to which vesting and exercisability are determined without regard to performance other than mere service or the passage of time.”; and
     (iii) amending Section 5(b) thereof to read in its entirety: “(b) Terminations on or after the End Date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive’s employment with the Company shall terminate on the End Date and Executive shall be treated for all purposes of this

Agreement as having terminated his employment voluntarily on the End Date and he shall be entitled only to those benefits to which he would be entitled under Section 6(a) (“Voluntary termination of employment”).”
     If you agree with the foregoing proposed amendments to the Agreement, please so indicate by signing the enclosed copy of this letter agreement and returning it to Mr. Greg Flores, whereupon the Agreement, as previously modified, will be deemed amended, effective immediately, to incorporate the changes set forth above and, except as so amended or as previously modified, the Agreement will continue in effect in accordance with its terms. This letter agreement shall constitute an agreement under seal.

The TJX Companies, Inc.
By:	/s/ Carol Meyrowitz

Date: April 3, 2008

I agree to the amendments described above
to the Employment Agreement dated as of
April 5, 2005 between me and The TJX
Companies, Inc., as previously modified,
effective as of the date set forth below:

/s/ Arnold Barron
Arnold Barron

Date: April 1, 2008